FOR IMMEDIATE RELEASE
---------------------

     COMMSCOPE REPORTS IMPROVED FIRST QUARTER 2005 RESULTS
     o   DILUTED EPS OF $0.09 EXCEEDS HIGH END OF GUIDANCE
     o   SALES OF $309 MILLION, UP 18% YEAR OVER YEAR ON A PRO FORMA BASIS
     o   OPERATING INCOME MORE THAN DOUBLED SEQUENTIALLY, EXCLUDING SPECIAL
         CHARGES

-------------------------------------------------------------------------------

HICKORY, NC -- (MAY 2, 2005) CommScope, Inc. (NYSE: CTV) today announced first quarter results for the period ended March 31, 2005. The Company reported first quarter sales of $309.1 million and net income of $5.5 million. Diluted earnings were $0.09 per share, which reflects the dilutive effect of the Company's outstanding convertible debentures. The reported net income includes previously announced, after-tax charges of $1.3 million related to the organizational and cost-reduction initiatives at the Omaha, Nebraska manufacturing facility. Excluding this charge, adjusted earnings were $6.9 million, or $0.11 per diluted share.

For the first quarter of 2004, CommScope reported sales of $235.1 million and a net loss of $16.4 million, or $0.27 per share. The first quarter 2004 net loss reflected after-tax charges of $20.0 million, or $0.33 per share, primarily related to the January 31, 2004 acquisition of the Connectivity Solutions business of Avaya Inc.

"We made excellent progress in the first quarter," stated Frank M. Drendel, CommScope Chairman and Chief Executive Officer. "Sales increased year over year in all segments and operating income more than doubled sequentially, excluding special charges. We were particularly pleased with the sales of GigaSPEED(R) X10D, our revolutionary copper cabling system capable of supporting 10 Gigabit Ethernet. We already have more than 50 project wins around the world and are excited about the ongoing prospects for its growth."

NEW SEGMENT REPORTING
---------------------
As a result of the continued integration of the Connectivity Solutions business into CommScope's global operations and reporting systems, CommScope will now report sales by three market segments: Enterprise, Broadband and Carrier. The Enterprise segment mainly consists of sales of structured cabling systems for business enterprise applications. This segment includes sales of industry-leading SYSTIMAX(R) Solutions and Uniprise SolutionsTM branded products. The Enterprise segment also includes coaxial cable for various video and data applications primarily sold through the same distribution channels as Uniprise Solutions. These coaxial cable products were previously reported in broadband/video sales as part of the Cable segment.

The Broadband segment primarily consists of sales of coaxial cable, fiber optic cable and conduit for cable television Multiple System Operators
(MSOs) around the world. MSOs provide multi-channel video, voice and high-speed data services primarily to residential and commercial customers using Hybrid Fiber Coaxial (HFC) architecture.

The Carrier segment consists of sales to wireline and wireless telecommunication service providers. This segment includes sales of Integrated Cabinet Solutions (ICS) secure environmental enclosures, ExchangeMAX(R) telephone central office products and Cell ReachTM wireless products.

SALES OVERVIEW
--------------
Sales for the first quarter of 2005 increased 18.5% year over year on a pro forma basis, primarily driven by price increases in response to higher raw material costs. Below is a sales summary based on the new reportable segments. This summary reflects first quarter 2005 sales compared to actual and pro forma sales for the first quarter of 2004 and actual sales for the fourth quarter of 2004. The pro forma sales information for the first quarter of 2004 includes the historical results of the Connectivity Solutions business as operated and publicly reported by Avaya for January 2004. The pro forma information is presented as if Connectivity Solutions had been acquired on January 1, 2004. All subsequent year-over-year sales comparisons are made on a pro forma basis:


                                  ACTUAL     ACTUAL     ACTUAL     PRO FORMA       % CHANGE
                                   FIRST     FOURTH      FIRST       FIRST         --------
($ in millions)                  QUARTER    QUARTER     QUARTER    QUARTER    PRO FORMA
                                   2005      2004        2004        2004       YOY    SEQUENTIAL
                                   ----      ----        ----        ----       ---    ----------
ENTERPRISE                       $157.7     $149.6      $112.4     $126.8      24.4%       5.4%
BROADBAND                        $108.1     $110.9       $91.1      $91.1      18.7%      -2.5%
CARRIER                           $44.1      $35.4       $32.1      $43.4       1.6%      24.6%
INTERSEGMENT ELIMINATIONS        ($0.8)     ($0.3)      ($0.5)     ($0.5)        n/a        n/a
                                 ------     ------      ------     ------      -----      -----
TOTAL COMMSCOPE NET SALES        $309.1     $295.6      $235.1     $260.8      18.5%       4.6%



CommScope's Enterprise segment sales rose 24.4% year over year to $157.7 million. The strong year-over-year sales growth reflects higher prices for most products, improved international business in all regions and new product introduction. Enterprise sales in the first quarter of 2004 were affected by CommScope's efforts to reduce external channel inventory to a more appropriate level.

Broadband segment sales rose 18.7% year over year to $108.1 million primarily due to higher prices for most products, improving international sales and ongoing domestic network expenditures. Broadband sales increased to all major domestic MSOs and increased in most regions of the world.

Carrier segment sales increased 24.6% sequentially primarily due to strong sales growth of ICS and wireless products to telecommunication service providers. The year over year growth of 1.6% was driven by substantially higher sales of wireless products, offset by lower sales of ICS and ExchangeMAX products.

Total international sales rose 21.4% year over year to $103.3 million or approximately 33.4% of total company sales.

Overall external orders booked in the first quarter of 2005 were $313.1 million.

OTHER FIRST QUARTER HIGHLIGHTS
------------------------------
     o Gross margin for the first quarter of 2005 rose to 23.3%, compared to 22.8% in the fourth quarter of 2004. Gross margin increased sequentially primarily due to the positive impact of higher sales prices, cost reduction initiatives at the Omaha facility as well as increased sales volumes for certain products. Gross margin in the first quarter of 2004 was 15.9% and reflected certain purchase accounting adjustments related to inventory acquired from Avaya and sold during the quarter. Excluding this impact, the company's adjusted gross margin for the first quarter of 2004 was 21.6%.

     o Operating income was $8.5 million or 2.7% of sales for the first quarter of 2005. Excluding special charges related to restructuring costs at the Omaha facility, operating income more than doubled sequentially to $10.5 million or 3.4% of sales for the quarter.

     o Total depreciation and amortization expense was $15.7 million for the first quarter of 2005, which included $3.2 million of intangibles amortization and deferred financing fee amortization of $0.6 million.

     o Net cash used in operating activities in the first quarter of 2005 was $8.7 million. The use of cash reflected an approximate $40 million increase in accounts receivable. Accounts receivable and Days Sales Outstanding (DSOs) increased primarily due to a reduction in prompt pay discount terms and seasonal trends.

     o Capital spending for the first quarter of 2005 was $8.2 million and is expected to be the highest quarterly spending level of the year. First quarter capital spending reflects costs associated with the construction of the Company's new broadband facility in China, which is expected to begin operations in the second quarter of 2005.

OMAHA COST REDUCTION ON TRACK
-----------------------------
Connectivity Solutions Manufacturing, Inc. (CSMI), an indirect, wholly owned manufacturing subsidiary of CommScope, continues to implement previously announced organizational and cost-reduction initiatives at its Omaha facility. During the first quarter of 2005, the Company recognized $2.0 million in pre-tax, net restructuring costs primarily related to process improvement costs and impairment of excess equipment and real estate.

"The CSMI team has improved operations over the last six months," said Drendel. "The ICS product line made significant strides toward profitability in the quarter. While we still have work to do, our cost reduction initiatives are on target and we are encouraged by our progress."

CSMI has consolidated certain operations at the Omaha facility and is actively marketing excess real estate. As a result, certain CSMI real estate and equipment were reclassified from property, plant and equipment to assets held for sale within other current assets.

The Company expects to recognize additional pretax restructuring costs during the second quarter of up to $3 million related to completing the implementation of initiatives announced in 2004.

STRONGER SECOND QUARTER EXPECTED
--------------------------------
"Our financial performance in the first quarter of 2005 exceeded the high end of our guidance," said CommScope Executive Vice President and Chief Financial Officer Jearld L. Leonhardt. "We had an excellent start to the year and expect stronger financial performance in the second quarter mainly due to the expected seasonal strength of the Enterprise segment. For the second quarter of 2005, we expect sales to rise to $320-$340 million and operating margin to increase to 5.0%-5.5% of sales, excluding special charges."

CommScope has not changed its previously announced financial guidance for calendar year 2005, which was sales of $1.2-$1.3 billion and operating margin of 5.0%-5.5%, excluding special charges.

CONFERENCE CALL INFORMATION
---------------------------
CommScope plans to host a conference call today at 5:00 p.m. EST to discuss first quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial +1-212-676-5367. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Presentations page on CommScope's website at http://phx.corporate-ir.net/phoenix.zhtml?c=101146&p=irol-presentations.

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial +1-402-977-9140 for the replay. The replay ID is 21244015. The replay will be available through Monday, May 9th. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site.

ABOUT COMMSCOPE

CommScope (NYSE: CTV - http://www.commscope.com) is a world leader in the design and manufacture of 'last mile' cable and connectivity solutions for communication networks. Through our SYSTIMAX(R) SolutionsTM and Uniprise SolutionsTM brands we are the global leader in structured cabling systems for business enterprise applications. We are also the world's largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

FORWARD-LOOKING STATEMENTS
--------------------------
This press release contains forward-looking statements regarding, among other things, the business position, plans, transition, outlook, revenues, margins, accretion, earnings, synergies and other financial items relating to CommScope, and integration and restructuring plans related to CommScope's acquisition of substantially all of the assets and certain liabilities of Connectivity Solutions ("the acquisition") that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. These forward-looking statements are identified, including, without limitation, by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes," "think," "thinks" and "scheduled" and similar expressions. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, the challenges of integration and restructuring associated with the acquisition of Connectivity Solutions or any future acquisition, including cost reduction plans at CSMI's Omaha, Nebraska facility; the challenges of achieving anticipated synergies; the ability to retain qualified employees and existing business alliances; maintaining satisfactory relationships with represented employees; customer demand for our products, applications and services; expected demand from major domestic MSOs; telecommunications industry capital spending; ability to maintain successful relationships with our major distributors; industry consolidation; ability of our customers to secure adequate financing to fund their infrastructure projects or to pay us; changes or fluctuations in global business conditions; competitive pricing and acceptance of our products; changes in cost and availability of key raw materials, especially those that are available only from limited sources; ability to recover higher material and transportation costs from our customers through price increases; possible future impairment charges for goodwill and other long-lived assets; industry competition and the ability to retain customers; possible production disruption due to supplier bankruptcy, reorganization or restructuring; variability in our effective tax rate; our ability to obtain financing and capital on commercially reasonable terms; covenant restrictions and our ability to comply with covenants in our debt agreements; successful operation of our vertical integration activities; successful expansion and related operation of our facilities; achievement of sales, growth and earnings goals; ability to achieve reductions in costs; ability to retain and attract key personnel; developments in technology; intellectual property protection; product performance issues and associated warranties; adequacy and availability of insurance; regulatory changes affecting us or the industries we serve; any changes required by the Securities and Exchange Commission in connection with its review of our public filings; authoritative changes in generally accepted accounting principles by standard-setting bodies; environmental remediation issues; terrorist activity or armed conflict; political instability; major health concerns and other factors; and any statements of belief and any statements of assumptions underlying any of the foregoing. For a more complete description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
PHIL ARMSTRONG               BETSY LAMBERT, APR
INVESTOR RELATIONS           MEDIA RELATIONS
(828) 323-4848               (828) 323-4873

                                    ####

                              COMMSCOPE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                      Three Months Ended
                                                                           March 31,
                                                                     --------------------
                                                                       2005           2004
                                                                     ---------      ---------
Net sales                                                            $ 309,054      $ 235,061
                                                                     ---------      ---------
Operating costs and expenses:
   Cost of sales                                                       236,892        197,677
   Selling, general and administrative                                  53,882         35,984
   Research and development                                              7,770          4,866
   In-process research and development charges                             -            3,894
   Acquisition-related transition and startup costs                        -            6,739
   Restructuring costs                                                   2,029            -
                                                                     ---------      ---------
       Total operating costs and expenses                              300,573        249,160
                                                                     ---------      ---------
Operating income (loss)                                                  8,481        (14,099)
Other income (expense), net                                                (57)        (1,126)
Loss on early extinguishment of debt                                       -           (5,029)
Interest expense                                                        (2,078)        (2,759)
Interest income                                                            999            479
                                                                     ---------      ---------
Income (loss) before income taxes, equity in losses of OFS
   BrightWave, LLC                                                       7,345        (22,534)
Income tax benefit (expense)                                            (1,811)         6,979
                                                                     ---------      ---------
Income (loss) before equity in losses of OFS BrightWave, LLC             5,534        (15,555)
Equity in losses of OFS BrightWave, LLC, net of tax of $503                -             (815)
                                                                     ---------      ---------

Net income (loss)                                                    $   5,534      $ (16,370)
                                                                     =========      =========

Net income (loss) per share:
   Basic                                                             $    0.10      $   (0.27)
   Assuming dilution (a)                                             $    0.09      $   (0.27)

Weighted average shares outstanding:
   Basic                                                                54,512         60,653
   Assuming dilution (a)                                                66,784         60,653


(a) Calculation of net income (loss) per share, assuming dilution:
       Net income (loss) (basic)                                     $   5,534      $ (16,370)
       Convertible debt add-back (b)                                       629            -
                                                                     ---------      ---------
          Numerator (assuming dilution)                              $   6,163      $ (16,370)
                                                                     =========      =========
       Weighted average shares (basic)                                  54,512         60,653
       Dilutive effect of:
          Stock options (c)                                                778            -
          Convertible debt (b)                                          11,494            -
                                                                     ---------      ---------
          Denominator (assuming dilution)                               66,784         60,653
                                                                     =========      =========

---------------

(b) In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share. These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company's Form 10-K for the year ended December 31, 2004. For the three months ended March 31, 2004, the debentures were antidilutive as a result of the net loss during such period and therefore were excluded from the calculation of net loss per share, assuming dilution.

(c) Options to purchase approximately 5.6 million and 7.4 million common shares were excluded from the computation of net income (loss) per share, assuming dilution, for the three months ended March 31, 2005 and March 31, 2004, respectively, because they would have been antidilutive.


                              COMMSCOPE, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
             (UNAUDITED -- IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                     March 31,    December 31,
                                                                        2005           2004
                                                                    -----------   -----------

                                            ASSETS

Cash and cash equivalents                                          $    89,519    $    99,631
Short-term investments                                                  65,495         77,620
                                                                   -----------    -----------
       Total cash, cash equivalents and short-term investments         155,014        177,251

Accounts receivable, less allowance for doubtful accounts of
   $13,512 and $12,761, respectively                                   162,366        122,612
Inventories                                                            110,059        108,342
Prepaid expenses and other current assets                               24,470         13,244
Deferred income taxes                                                   28,295         26,644
                                                                   -----------    -----------
       Total current assets                                            480,204        448,093

Property, plant and equipment, net                                     293,768        311,453
Goodwill                                                               151,373        151,384
Other intangibles, net                                                  79,111         82,315
Deferred income taxes                                                   14,414         17,341
Other assets                                                            20,931         19,993
                                                                   -----------    -----------
       Total Assets                                                $ 1,039,801    $ 1,030,579
                                                                   ===========    ===========


                    LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                   $    65,856    $    52,898
Other accrued liabilities                                               85,005         90,775
Current portion of long-term debt                                       13,000         13,000
                                                                   -----------    -----------

       Total current liabilities                                       163,861        156,673

Long-term debt                                                         294,050        297,300
Pension and postretirement benefit liabilities                          93,501         90,620
Other noncurrent liabilities                                            33,758         36,523
                                                                   -----------    -----------
       Total Liabilities                                               585,170        581,116

Commitments and contingencies

Stockholders' Equity:
   Preferred stock, $.01 par value; Authorized shares:  20,000,000;
     Issued and outstanding shares:  None at March 31, 2005 and
     December 31, 2004                                                    --             --
   Common stock, $.01 par value; Authorized shares:  300,000,000;
     Issued shares, including treasury stock: 64,727,221 at
     March 31, 2005 and 64,687,745 at December 31, 2004;
     Issued and outstanding shares: 54,527,221 at March 31, 2005
     and 54,487,745 at December 31, 2004                                   647            647
   Additional paid-in capital                                          433,246        432,839
   Retained earnings                                                   172,244        166,710
   Accumulated other comprehensive loss                                 (5,971)        (5,198)
   Treasury stock, at cost: 10,200,000 shares at March 31, 2005
     and December 31, 2004                                            (145,535)      (145,535)
                                                                   -----------    -----------

       Total Stockholders' Equity                                      454,631        449,463
                                                                   -----------    -----------
       Total Liabilities and Stockholders' Equity                  $ 1,039,801    $ 1,030,579
                                                                   ===========    ===========


                              COMMSCOPE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (UNAUDITED -- IN THOUSANDS)


                                                                  Three Months Ended
                                                                       March 31,
                                                                 -------------------------
                                                                      2005           2004
                                                                 -------------  -------------
OPERATING ACTIVITIES:
Net income (loss)                                                  $     5,534      $ (16,370)
Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization                                       15,743         14,493
    In-process research and development charges                             --          3,894
    Equity in losses of OFS BrightWave, LLC, pretax                         --          1,318
    Restructuring costs related to fixed asset impairment                1,678             --
    Deferred income taxes                                                1,370         (2,627)
    Tax benefit from stock option exercises                                 87            789
    Changes in assets and liabilities:
       Accounts receivable                                             (39,916)       (28,815)
       Inventories                                                      (1,930)        31,209
       Prepaid expenses and other current assets                          (693)        (6,384)
       Accounts payable and other accrued liabilities                    7,418         21,319
       Other noncurrent liabilities                                        797          2,915
       Other                                                             1,236           (122)
                                                                   -----------      ---------
Net cash provided by (used in) operating activities                     (8,676)        21,619

INVESTING ACTIVITIES:
    Additions to property, plant and equipment                          (8,226)        (1,761)
    Acquisition of Connectivity Solutions                                  653       (253,003)
    Net proceeds from short-term investments                             9,158         84,940
    Proceeds from disposal of fixed assets                                 426             72
                                                                   -----------      ---------
Net cash provided by (used in) investing activities                      2,011       (169,752)

FINANCING ACTIVITIES:
    Proceeds from issuance of long-term debt                                --        100,000
    Principal payments on long-term debt                                (3,250)       (28,750)
    Proceeds from issuance of convertible notes                             --        250,000
    Repayment of convertible notes                                          --       (102,925)
    Long-term financing costs                                               --        (10,013)
    Proceeds from exercise of stock options                                320          5,110
                                                                   -----------      ---------
Net cash provided by (used in) financing activities                     (2,930)       213,422

Effect of exchange rate changes on cash                                   (517)          (252)
                                                                   -----------      ---------
Change in cash and cash equivalents                                    (10,112)        65,037
Cash and cash equivalents, beginning of period                          99,631        110,358
                                                                   -----------      ---------
Cash and cash equivalents, end of period                           $    89,519      $ 175,395
                                                                   ===========      =========